EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Third Quarter Fiscal 2016 Results

•	Net sales $901 million, growth of 6%

•	Diluted EPS $1.60, growth of 7%; adjusted diluted EPS $1.61, growth of 6%

•	Returned $289 million to shareholders through share repurchases and dividends in the first three quarters of fiscal 2016

•	Fiscal 2016 outlook: sales growth of 5% to 6%; adjusted diluted EPS growth of 9% to 10%

ATLANTA, October 27, 2016 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States and Canada of apparel exclusively for babies and young children, today reported its third quarter fiscal 2016 results.

“In the third quarter, we achieved a record level of sales and earnings with sales growth in all channels of distribution,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Our performance in the quarter reflects significant growth in online sales and higher demand from international customers.  Given the current trends in our business, we expect to achieve our growth objectives this year and 28th consecutive year of sales growth.”

Consolidated Results
Third Quarter of Fiscal 2016 compared to Third Quarter of Fiscal 2015
Net sales increased $51.6 million, or 6.1%, to $901.4 million, reflecting growth in the Company’s U.S. Carter’s and OshKosh retail businesses, Carter’s wholesale business, and international segment. Changes in foreign currency exchange rates in the third quarter of fiscal 2016 compared to the third quarter of fiscal 2015 favorably affected consolidated net sales in the third quarter of fiscal 2016 by $0.3 million, or 0.1%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 6.0% in the third quarter of fiscal 2016.

Operating income in the third quarter of fiscal 2016 increased $0.7 million, or 0.5%, to $130.9 million, compared to $130.2 million in the third quarter of fiscal 2015. Operating margin decreased approximately 80 basis points to 14.5%, compared to 15.3% in the third quarter of fiscal 2015. Adjusted operating income (a non-GAAP measure) increased $0.2 million, or 0.2%, to $131.4 million, compared to $131.2 million in the third quarter of fiscal 2015. Adjusted operating margin (a non-GAAP measure) decreased approximately 80 basis points to 14.6%, compared to 15.4% in the third quarter of fiscal 2015, which reflected increased investments in store expansion and technology, partially offset by improved gross margin.

Net income in the third quarter of fiscal 2016 increased $1.5 million, or 1.9%, to $80.8 million, or $1.60 per diluted share, compared to $79.3 million, or $1.51 per diluted share, in the third quarter of fiscal 2015.  Adjusted net income (a non-GAAP measure) increased $1.2 million, or 1.5%, to $81.1 million, compared to $79.9 million in the third quarter of fiscal 2015. Adjusted earnings per diluted share (a non-GAAP measure) in the third quarter of fiscal 2016 increased 6.2% to $1.61, compared to $1.52 in the third quarter of fiscal 2015.

First Three Quarters of Fiscal 2016 compared to First Three Quarters of Fiscal 2015
Net sales increased $117.6 million, or 5.5%, to $2.26 billion, reflecting growth in the Company’s U.S. Carter’s and OshKosh retail businesses, Carter’s wholesale business, and international segment. Changes in foreign currency exchange rates in the first three quarters of fiscal 2016 compared to the first three quarters of fiscal 2015 negatively affected consolidated net sales in the first three quarters of fiscal 2016 by $6.7 million, or 0.3%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 5.8% in the first three quarters of fiscal 2016.

Operating income in the first three quarters of fiscal 2016 increased $10.5 million, or 3.8%, to $287.1 million, compared to $276.7 million in the first three quarters of fiscal 2015. Operating margin decreased approximately 20 basis points to 12.7%, compared to 12.9% in the first three quarters of fiscal 2015. Adjusted operating income (a non-GAAP measure) increased $5.5 million, or 1.9%, to $289.4 million, compared to $283.9 million in the first three quarters of fiscal 2015. Adjusted operating margin (a non-GAAP measure) decreased approximately 40 basis points to 12.8%, compared to 13.2% in the first three quarters of fiscal 2015, which reflected increased investments in growth initiatives, partially offset by improved gross margin.

Net income in the first three quarters of fiscal 2016 increased $5.8 million, or 3.5%, to $171.0 million, or $3.34 per diluted share, compared to $165.2 million, or $3.12 per diluted share, in the first three quarters of fiscal 2015.  Adjusted net income (a non-GAAP measure) increased $2.0 million, or 1.2%, to $172.4 million, compared to $170.4 million in the first three quarters of fiscal 2015. Adjusted earnings per diluted share (a non-GAAP measure) in the first three quarters of fiscal 2016 increased 4.7% to $3.37, compared to $3.22 in the first three quarters of fiscal 2015.

Cash flow from operations in the first three quarters of fiscal 2016 was $116.6 million compared to $146.0 million in the first three quarters of fiscal 2015. The decrease reflected unfavorable changes in net working capital, partially offset by an increase in net income.

See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.

Business Segment Results

During the first three quarters of fiscal 2016, the Company believes that Carter’s and OshKosh retail comparable sales were negatively affected by lower demand from international consumers shopping in its U.S. stores and on its website, which the Company believes was influenced by the strength of the U.S. dollar relative to other currencies.  However, the Company believes these effects were less pronounced in the third quarter of fiscal 2016 as its U.S. retail business experienced improvement in demand from international consumers.

Carter’s Retail Segment
Third Quarter of Fiscal 2016 compared to Third Quarter of Fiscal 2015
Carter’s retail segment sales increased $19.8 million, or 6.7%, to $314.7 million. Carter’s retail comparable sales increased 2.1%, comprised of eCommerce comparable sales growth of 25.2%, partially offset by a stores comparable sales decrease of 4.1%.

In the third quarter of fiscal 2016, the Company opened 13 Carter’s stores and closed one store in the United States.

First Three Quarters of Fiscal 2016 compared to First Three Quarters of Fiscal 2015
Carter’s retail segment sales increased $61.2 million, or 7.7%, to $860.9 million. Carter’s retail comparable sales increased 2.1%, comprised of eCommerce comparable sales growth of 19.7%, partially offset by a stores comparable sales decline of 2.4%.

In the first three quarters of fiscal 2016, the Company opened 44 Carter’s stores and closed two stores in the United States.  The Company operated 636 Carter’s stores in the United States as of October 1, 2016.

Carter’s Wholesale Segment
Third Quarter of Fiscal 2016 compared to Third Quarter of Fiscal 2015
Carter’s wholesale segment net sales increased $12.7 million, or 3.7%, to $356.3 million, reflecting earlier customer demand and improved pricing due to favorable product mix.

First Three Quarters of Fiscal 2016 compared to First Three Quarters of Fiscal 2015
Carter’s wholesale segment net sales increased $17.5 million, or 2.1%, to $842.1 million, reflecting improved pricing due to favorable product mix.

OshKosh Retail Segment
Third Quarter of Fiscal 2016 compared to Third Quarter of Fiscal 2015
OshKosh retail segment net sales increased $8.7 million, or 8.9%, to $107.0 million. OshKosh retail comparable sales increased 4.1%, comprised of eCommerce comparable sales growth of 34.8%, partially offset by a stores comparable sales decline of 3.0%.

In the third quarter of fiscal 2016, the Company opened seven OshKosh stores in the United States and closed two stores.

First Three Quarters of Fiscal 2016 compared to First Three Quarters of Fiscal 2015
OshKosh retail segment net sales increased $22.9 million, or 9.4%, to $267.7 million. OshKosh retail comparable sales increased 2.1%, comprised of eCommerce comparable sales growth of 24.9%, partially offset by a stores comparable sales decline of 3.5%.

In the first three quarters of fiscal 2016, the Company opened 30 OshKosh stores in the United States and closed four stores. The Company operated 267 OshKosh stores in the United States as of October 1, 2016.

OshKosh Wholesale Segment
Third Quarter of Fiscal 2016 compared to Third Quarter of Fiscal 2015
OshKosh wholesale segment net sales decreased $1.3 million, or 7.0%, to $17.5 million due to a decrease in the number of units shipped, reflecting lower seasonal bookings, and a decrease in the average price per unit.

First Three Quarters of Fiscal 2016 compared to First Three Quarters of Fiscal 2015
OshKosh wholesale segment net sales decreased $10.4 million, or 21.1%, to $38.8 million due to a decrease in the number of units shipped, reflecting lower seasonal bookings, and a decrease in the average price per unit.

International Segment
Third Quarter of Fiscal 2016 compared to Third Quarter of Fiscal 2015
International segment net sales increased $11.8 million, or 12.5%, to $106.0 million, driven by growth in the Company’s retail businesses in Canada, increased wholesale demand in international markets, and eCommerce sales in China.

Changes in foreign currency exchange rates in the third quarter of fiscal 2016 compared to the third quarter of fiscal 2015 favorably affected international segment net sales in the third quarter of fiscal 2016 by $0.3 million, or 0.3%. On a constant currency basis (a non-GAAP measure), international segment net sales increased 12.2%.

For the third quarter of fiscal 2016, Canada retail comparable sales increased 1.6%, comprised of eCommerce comparable sales growth of 37.2%, partially offset by a stores comparable sales decline of 0.5%. In the third quarter of fiscal 2016, the Company opened six stores in Canada.

First Three Quarters of Fiscal 2016 compared to First Three Quarters of Fiscal 2015
International segment net sales increased $26.3 million, or 11.5%, to $255.5 million, principally driven by growth in the Company’s retail businesses in Canada, new eCommerce sales in China, and increased wholesale demand in international markets, partially offset by unfavorable foreign currency exchange rates.

Changes in foreign currency exchange rates in the first three quarters of fiscal 2016 compared to the first three quarters of fiscal 2015 negatively affected international segment net sales in the first three quarters of fiscal 2016 by $6.7 million, or 2.9%. On a constant currency basis (a non-GAAP measure), international segment net sales increased 14.4%.

For the first three quarters of fiscal 2016, Canada retail comparable sales increased 7.2%, comprised of stores comparable sales growth of 5.4% and eCommerce comparable sales growth of 37.3%. In the first three quarters of fiscal 2016, the Company opened nine stores in Canada. The Company operated 156 stores in Canada as of October 1, 2016.

Return of Capital
Since the beginning of fiscal 2013, the Company has returned a total of $1.05 billion to shareholders through share repurchases and cash dividends.

In the third quarter of fiscal 2016, the Company returned a total of $75.4 million to shareholders through share repurchases and cash dividends. In the first three quarters of fiscal 2016, the Company returned a total of $289.3 million to shareholders through share repurchases and cash dividends, as described below.

During the third quarter of fiscal 2016, the Company repurchased and retired 587,100 shares of its common stock for $58.9 million at an average price of $100.37 per share. In the first three quarters of fiscal 2016, the Company repurchased and retired 2,358,947 shares of its common stock for $239.1 million at an average price of $101.37 per share. Fiscal year-to-date through October 26, 2016, the Company repurchased and retired a total of 2,666,947 shares for $266.1 million at an average price of $99.76 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of October 26, 2016, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $309 million.

During the third quarter of fiscal 2016, the Company paid a cash dividend of $0.33 per share totaling $16.5 million. In the first three quarters of fiscal 2016, the Company paid cash dividends of $0.99 per share totaling $50.1 million. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.

2016 Business Outlook
For the fourth quarter of fiscal 2016, the Company projects net sales will increase approximately 5% to 6% compared to the fourth quarter of fiscal 2015 and adjusted diluted earnings per share in the range of $1.65 to $1.70 (growth of approximately 18% to 21%) compared to adjusted diluted earnings per share of $1.40 in the fourth quarter of fiscal 2015. This forecast for the fourth quarter of fiscal 2016 adjusted earnings per share excludes anticipated expenses of approximately $0.3 million related to the Company's direct sourcing initiative. The Company believes that these adjustments provide a meaningful comparison of the Company's results and afford investors a view of what management considers to be the Company's core performance.
For fiscal 2016, the Company continues to project net sales growth of approximately 5% to 6% compared to fiscal 2015 and now projects adjusted diluted earnings per share will increase approximately 9% to 10% (previously projected growth of approximately 10%) compared to adjusted diluted earnings per share of $4.61 in fiscal 2015. This forecast for fiscal 2016 adjusted earnings per share excludes anticipated expenses of approximately $1.7 million related to the amortization of acquired tradenames and $0.8 million related to the Company's direct sourcing initiative. The Company believes that these adjustments provide a meaningful comparison of the Company's results and afford investors a view of what management considers to be the Company's core performance.

Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2016 results and its business outlook on October 27, 2016 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 913-981-5519. To listen to a live broadcast via the internet, please visit www.carters.com and select the “Q3 2016 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same tab by selecting the link for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through November 5, 2016, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 5816538. The replay will also be archived on the Company’s website under the “Investor Relations” tab.

About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in the United States and Canada of apparel and related products exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States and Canada and on-line at www.carters.com, www.oshkoshbgosh.com, and www.cartersoshkosh.ca. The Company’s Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the fourth quarter of fiscal 2016 and fiscal year 2016, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors” and “Forward-Looking Statements.” Included among the risks and uncertainties that may impact future results are the risks of: losing one or more major customers, vendors, or licensees, due to competition, inadequate quality of the Company’s products, or otherwise; financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; fluctuations in foreign currency exchange rates; our products not being accepted in the marketplace, due to quality concerns, changes in consumer preference and fashion trends, or otherwise; negative publicity, including as a result of product recalls or otherwise; failure to protect the Company’s intellectual property; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; the risk of slow-downs, disruptions, or strikes along the Company’s supply chain, including disruptions resulting from foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing international operations, including maintaining compliance with worldwide anti-bribery laws; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net sales	$901,425	$849,806	$2,264,981	$2,147,335
Cost of goods sold	525,879	502,267	1,296,324	1,252,849
Gross profit	375,546	347,539	968,657	894,486
Selling, general, and administrative expenses	255,322	230,017	712,782	650,496
Royalty income	(10,670)	(12,699)	(31,270)	(32,688)
Operating income	130,894	130,221	287,145	276,678
Interest expense	6,779	6,907	20,321	20,534
Interest income	(68)	(91)	(453)	(385)
Other (income) expense, net	(36)	(622)	3,673	(560)
Income before income taxes	124,219	124,027	263,604	257,089
Provision for income taxes	43,408	44,701	92,615	91,866
Net income	$80,811	$79,326	$170,989	$165,223

Basic net income per common share	$1.62	$1.52	$3.37	$3.15
Diluted net income per common share	$1.60	$1.51	$3.34	$3.12
Dividend declared and paid per common share	$0.33	$0.22	$0.99	$0.66

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Three Fiscal Quarters Ended
	October 1, 2016	% of Total Net Sales	October 3, 2015	% of Total Net Sales	October 1, 2016	% of Total Net Sales	October 3, 2015	% of Total Net Sales
Net sales:
Carter’s Wholesale	$356,258	39.5%	$343,555	40.4%	$842,136	37.2%	$824,600	38.4%
Carter’s Retail (a)	314,699	34.9%	294,928	34.7%	860,854	38.0%	799,635	37.2%
Total Carter’s (U.S.)	670,957	74.4%	638,483	75.1%	1,702,990	75.2%	1,624,235	75.6%
OshKosh Retail (a)	106,999	11.9%	98,292	11.6%	267,715	11.8%	244,787	11.4%
OshKosh Wholesale	17,474	1.9%	18,794	2.2%	38,772	1.7%	49,151	2.3%
Total OshKosh (U.S.)	124,473	13.8%	117,086	13.8%	306,487	13.5%	293,938	13.7%
International (b)	105,995	11.8%	94,237	11.1%	255,504	11.3%	229,162	10.7%
Total net sales	$901,425	100.0%	$849,806	100.0%	$2,264,981	100.0%	$2,147,335	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
Carter’s Wholesale	$81,551	22.9%	$74,347	21.6%	$187,655	22.3%	$172,485	20.9%
Carter’s Retail (a)	48,051	15.3%	51,733	17.5%	127,738	14.8%	134,557	16.8%
Total Carter’s (U.S.)	129,602	19.3%	126,080	19.7%	315,393	18.5%	307,042	18.9%
OshKosh Retail (a)	2,652	2.5%	6,171	6.3%	(614)	(0.2)%	3,396	1.4%
OshKosh Wholesale (U.S.)	4,450	25.5%	4,487	23.9%	8,266	21.3%	9,715	19.8%
Total OshKosh	7,102	5.7%	10,658	9.1%	7,652	2.5%	13,111	4.5%
International (b) (c)	19,645	18.5%	18,220	19.3%	37,191	14.6%	30,967	13.5%
Corporate expenses (d) (e) (f)	(25,455)		(24,737)		(73,091)		(74,442)
Total operating income	$130,894	14.5%	$130,221	15.3%	$287,145	12.7%	$276,678	12.9%

(a)	Includes eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales. Operating income includes international licensing income.

(c)
Includes charges associated with the revaluation of the Company's contingent consideration related to the Company's 2011 acquisition of Bonnie Togs of approximately $1.9 million for the first three fiscal quarters ended October 3, 2015.

(d)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, legal, consulting, and audit fees.

(e)
Includes charges related to the amortization of the H.W. Carter and Sons tradenames of approximately $1.7 million for the three fiscal quarters ended October 1, 2016, and approximately $1.0 million and $5.3 million for the fiscal quarter and three fiscal quarters ended October 3, 2015, respectively. This amortization expense for the third fiscal quarter ended October 1, 2016 was not material.

(f)	Includes charges related to the Company's direct sourcing initiative of $0.5 million for the fiscal quarter and for the three fiscal quarters ended October 1, 2016.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	October 1, 2016	January 2, 2016	October 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$140,626	$381,209	$288,260
Accounts receivable, net	271,207	207,570	246,565
Finished goods inventories	552,726	469,934	511,520
Prepaid expenses and other current assets	43,155	37,815	36,414
Deferred income taxes	37,600	34,080	34,895
Total current assets	1,045,314	1,130,608	1,117,654
Property, plant, and equipment, net of accumulated depreciation of $333,660, $290,636, and $276,230, respectively	388,440	371,704	361,305
Tradenames, net	308,973	310,848	311,842
Goodwill	176,956	174,874	176,633
Other assets	18,022	15,620	14,940
Total assets	$1,937,705	$2,003,654	$1,982,374

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$155,223	$157,648	$173,594
Other current liabilities	126,922	105,070	105,199
Total current liabilities	282,145	262,718	278,793

Long-term debt, net	580,613	578,972	579,612
Deferred income taxes	129,278	128,838	119,499
Other long-term liabilities	169,535	158,075	161,527
Total liabilities	1,161,571	1,128,603	1,139,431

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at October 1, 2016, January 2, 2016, and October 3, 2015	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 49,625,609, 51,764,309, and 52,076,784 shares issued and outstanding at October 1, 2016, January 2, 2016 and October 3, 2015, respectively	496	518	521
Additional paid-in capital	—	—	—
Accumulated other comprehensive loss	(31,889)	(36,367)	(33,480)
Retained earnings	807,527	910,900	875,902
Total stockholders' equity	776,134	875,051	842,943
Total liabilities and stockholders' equity	$1,937,705	$2,003,654	$1,982,374

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Fiscal Quarters Ended
	October 1, 2016	October 3, 2015
Cash flows from operating activities:
Net income	$170,989	$165,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,384	44,187
Amortization of tradenames	1,875	5,422
Accretion of contingent consideration	—	809
Amortization of debt issuance costs	1,092	1,246
Non-cash stock-based compensation expense	13,026	13,304
Unrealized foreign currency loss, net	2,361	221
Income tax benefit from stock-based compensation	(4,067)	(7,963)
Loss on disposal of property, plant, and equipment	821	80
Deferred income taxes	(2,333)	(1,801)
Effect of changes in operating assets and liabilities:
Accounts receivable, net	(63,436)	(61,108)
Finished goods inventories	(81,011)	(73,724)
Prepaid expenses and other assets	(10,138)	(3,144)
Accounts payable and other liabilities	35,011	63,282
Net cash provided by operating activities	116,574	146,034

Cash flows from investing activities:
Capital expenditures	(71,190)	(76,987)
Proceeds from sale of property, plant, and equipment	216	66
Net cash used in investing activities	(70,974)	(76,921)

Cash flows from financing activities:
Payments of debt issuance costs	—	(1,495)
Borrowings under secured revolving credit facility	—	205,586
Payments on secured revolving credit facility	—	(205,237)
Repurchase of common stock	(239,138)	(78,339)
Payment of contingent consideration	—	(7,572)
Dividends paid	(50,131)	(34,617)
Income tax benefit from stock-based compensation	4,067	7,963
Withholdings from vesting of restricted stock	(8,594)	(12,575)
Proceeds from exercise of stock options	6,386	5,743
Net cash used in financing activities	(287,410)	(120,543)

Effect of exchange rate changes on cash and cash equivalents	1,227	(948)
Net decrease in cash and cash equivalents	(240,583)	(52,378)
Cash and cash equivalents, beginning of period	381,209	340,638
Cash and cash equivalents, end of period	$140,626	$288,260

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended October 1, 2016
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$375.5	41.7%	$255.3	28.3%	$130.9	14.5%	$80.8	$1.60
Direct sourcing initiative (c) (d)	—		(0.5)		0.5		0.3	0.01
As adjusted (a)	$375.5	41.7%	$254.8	28.3%	$131.4	14.6%	$81.1	$1.61

	Three Fiscal Quarters Ended October 1, 2016
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$968.7	42.8%	$712.8	31.5%	$287.1	12.7%	$171.0	$3.34
Amortization of tradenames (d)	—		(1.7)		1.7		1.1	0.02
Direct sourcing initiative (c) (d)	—		(0.5)		0.5		0.3	0.01
As adjusted (a)	$968.7	42.8%	$710.5	31.4%	$289.4	12.8%	$172.4	$3.37

	Fiscal Quarter Ended October 3, 2015
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$347.5	40.9%	$230.0	27.1%	$130.2	15.3%	$79.3	$1.51
Amortization of tradenames (d)	—		(1.0)		1.0		0.6	0.01
As adjusted (a)	$347.5	40.9%	$229.0	27.0%	$131.2	15.4%	$79.9	$1.52

	Three Fiscal Quarters Ended October 3, 2015
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$894.5	41.7%	$650.5	30.3%	$276.7	12.9%	$165.2	$3.12
Amortization of tradenames (d)	—		(5.3)		5.3		3.3	0.06
Revaluation of contingent consideration (b)	—		(1.9)		1.9		1.9	0.04
As adjusted (a)	$894.5	41.7%	$643.3	30.0%	$283.9	13.2%	$170.4	$3.22

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and affords investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)	Revaluation of the contingent consideration liability associated with the Company’s acquisition of Bonnie Togs in 2011.

(c)	Costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

(d)
The difference between the impacts on Operating Income and Net Income represents the income taxes related to the adjustment item and it was calculated by using the applicable tax rate of the underlying jurisdiction.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended January 2, 2016
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$363.5	$258.7	$116.2	$72.6	$1.39
Amortization of tradenames (c)	—	(1.0)	1.0	0.6	0.01
As adjusted (a)	$363.5	$257.8	$117.1	$73.2	$1.40

	Fiscal Year Ended January 2, 2016
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$1,258.0	$909.2	$392.9	$237.8	$4.50
Amortization of tradenames (c)	—	(6.2)	6.2	3.9	0.08
Revaluation of contingent consideration (b)	—	(1.9)	1.9	1.9	0.04
As adjusted (a)	$1,258.0	$901.1	$401.0	$243.6	$4.61

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and affords investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)	Revaluation of the contingent consideration liability associated with the Company’s acquisition of Bonnie Togs in 2011.

(c)
The difference between the impacts on Operating Income and Net Income represents the income taxes related to the adjustment item and it was calculated by using the applicable tax rate of the underlying jurisdiction.

.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	49,526,480	51,740,523	50,282,345	51,960,041
Dilutive effect of equity awards	460,271	507,815	470,050	512,861
Diluted number of common and common equivalent shares outstanding	49,986,751	52,248,338	50,752,395	52,472,902
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$80,811	$79,326	$170,989	$165,223
Income allocated to participating securities	(632)	(675)	(1,359)	(1,557)
Net income available to common shareholders	$80,179	$78,651	$169,630	$163,666
Basic net income per common share	$1.62	$1.52	$3.37	$3.15
Diluted net income per common share:
Net income	$80,811	$79,326	$170,989	$165,223
Income allocated to participating securities	(627)	(669)	(1,350)	(1,545)
Net income available to common shareholders	$80,184	$78,657	$169,639	$163,678
Diluted net income per common share	$1.60	$1.51	$3.34	$3.12
As adjusted (a):
Basic net income per common share:
Net income	$81,135	$79,925	$172,411	$170,443
Income allocated to participating securities	(634)	(681)	(1,371)	(1,607)
Net income available to common shareholders	$80,501	$79,244	$171,040	$168,836
Basic net income per common share	$1.63	$1.53	$3.40	$3.25
Diluted net income per common share:
Net income	$81,135	$79,925	$172,411	$170,443
Income allocated to participating securities	(629)	(675)	(1,362)	(1,595)
Net income available to common shareholders	$80,506	$79,250	$171,049	$168,848
Diluted net income per common share	$1.61	$1.52	$3.37	$3.22

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.3 million and $1.4 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended October 1, 2016, respectively. The Company has excluded $0.6 million and $5.2 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended October 3, 2015, respectively.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Three Fiscal Quarters Ended		Four Fiscal Quarters Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015	October 1, 2016
(dollars in millions)
Net income	$80.8	$79.3	$171.0	$165.2	$243.6
Interest expense	6.8	6.9	20.3	20.5	26.8
Interest income	(0.1)	(0.1)	(0.5)	(0.4)	(0.6)
Income tax expense	43.4	44.7	92.6	91.9	131.1
Depreciation and amortization (a)	17.5	14.8	54.3	49.6	73.1
EBITDA	$148.4	$145.6	$337.7	$326.8	$474.0

Adjustments to EBITDA
Revaluation of contingent consideration (b)	$—	$—	$—	$1.9	$—
Direct sourcing initiative (c)	0.5	—	0.5	—	0.5
Adjusted EBITDA	$148.9	$145.6	$338.2	$328.7	$474.5

(a)	Includes amortization of acquired tradenames.

(b)	Revaluation of the contingent consideration liability associated with the Company’s acquisition of Bonnie Togs in 2011.

(c)
Pre-tax costs associated with the Company's direct sourcing initiative, which includes severance and relocation. Approximately $0.2 million of income tax benefit is associated with this adjustment and it was calculated by using the applicable tax rate of the underlying jurisdiction.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the item described in footnote (b) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and three fiscal quarters ended October 1, 2016:

	Fiscal Quarter Ended
	Reported Net Sales October 1, 2016	Impact of Foreign Currency Translation	Constant-Currency Net Sales October 1, 2016	Reported Net Sales October 3, 2015	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$901.4	$(0.3)	$901.1	$849.8	6.1%	6.0%
International segment net sales	$106.0	$(0.3)	$105.7	$94.2	12.5%	12.2%

	First Three Fiscal Quarters Ended
	Reported Net Sales October 1, 2016	Impact of Foreign Currency Translation	Constant-Currency Net Sales October 1, 2016	Reported Net Sales October 3, 2015	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$2,265.0	$6.7	$2,271.7	$2,147.3	5.5%	5.8%
International segment net sales	$255.5	$6.7	$262.2	$229.1	11.5%	14.4%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.